SCHEDULE 14A INFORMATION

Proxy Statement Pursuant to Section 14(a) of the Securities Exchange Act of 1934
                           (Amendment No. _____)

Filed by the Registrant      [ X ]
Filed by a Party other than the Registrant   [   ]
Check the appropriate box:
[   ]   Preliminary Proxy Statement
[   ]   Confidential, for Use of the Commission Only (as permitted by Rule
         14a-6(e)(2))
[ X ]   Definitive Proxy Statement
[   ]   Definitive Additional Materials
[   ]   Soliciting Material Pursuant to 240.14a-11(c) or 240.14a-12

                        Homeland Holding Corporation
              (Name of Registrant as Specified In Its Charter)


   (Name of Person(s) Filing Proxy Statement if other than the Registrant)

Payment of Filing Fee (check the appropriate box):
[ X ]   No fee required.
[   ]   Fee computed on table below per Exchange Act Rules (14a-6(i)(1) and
         0-11.
        1)  Title of each class of securities to which transaction applies:
            ________________________________________________________________
        2)  Aggregate number of securities to which transaction applies:
            ________________________________________________________________
        3) Per unit price or other underlying value of transaction computed pursuant to Exchange Act Rule 0-11 (Set forth the amount on which the filing fee is calculated and state how it was determined):
            ________________________________________________________________
        4)  Proposed maximum aggregate value of transaction:
            ________________________________________________________________
        5)  Total fee paid:
            ________________________________________________________________
[   ]   Fee paid previously with preliminary materials.
[   ]   Check box if any part of the fee is offset as provided by Exchange Act
        Rule 0-11(a)(2) and identify the filing for which the offsetting fee was paid previously. Identify the previous filing by registration statement number, or the Form or Schedule and the date of its filing.
        1)  Amount Previously Paid:
            ________________________________________________________________
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                         Homeland Holding Corporation
                  2601 N.W. Expressway, Suite 1100E Oklahoma
                             City, OK  73112
                  __________________________________________

               NOTICE OF 1999 ANNUAL MEETING OF STOCKHOLDERS TO
                     BE HELD ON WEDNESDAY, JUNE 30, 1999
                  __________________________________________

To the Stockholders of Homeland Holding Corporation:

     NOTICE IS HEREBY GIVEN that the Annual Meeting of Stockholders of Homeland Holding Corporation ("Company") will be held at the Hilton Inn Northwest, 2945 N.W. Expressway, Oklahoma City, Oklahoma, on Wednesday, June 30, 1999, at 8:00 a.m., Oklahoma City, Oklahoma time, to consider the following matters:

     1.  the election of seven directors;

     2. a proposal to ratify PricewaterhouseCoopers LLP as independent auditors for fiscal year 1999; and

     3. the transaction of any other business as may properly be brought before the Annual Meeting.

     Details concerning those matters to come before the meeting are set forth in the accompanying Proxy Statement for your information.

     The Form 10-K of your Company for the fiscal year ended January 2, 1999, is enclosed. We hope you will find it informative.

     Pursuant to the Bylaws of the Company, the Board of Directors has fixed the close of business on May 20, 1999, as the date for determining stockholders of record entitled to notice of, and to vote at, the Annual Meeting. Each share of the Company's common stock, $0.01 par value, will entitle the holder thereof to one vote on all matters which may properly come before the Annual Meeting.


                              By Order of the Board of Directors,

                              Wayne S. Peterson
                              Secretary

Dated:  June 2, 1999
                       _____________________________

                              PROXY STATEMENT
                       _____________________________

      This Proxy Statement is being furnished in connection with the 1999 Annual Meeting of Stockholders ("Annual Meeting") of Homeland Holding Corporation ("Company") to be held at the Hilton Hill Northwest, 2945 N.W. Expressway, Oklahoma City, Oklahoma, on Wednesday, June 30, 1999, at 8:00 a.m., Oklahoma City, Oklahoma time. This Proxy Statement and the accompanying materials will be mailed on or about June 2, 1999, to stockholders of record as of the record date.

      At the Annual Meeting, the stockholders will consider two matters: (1) the election of directors of the Company; and (2) a proposal to ratify PricewaterhouseCoopers LLP ("PricewaterhouseCooopers") as the independent auditors to the Company for fiscal year 1999.

      The record date for determining stockholders entitled to notice of, and to vote at, the Annual Meeting has been established as of the close of business on May 20, 1999. On that date, the Company had __________ issued and outstanding shares of Common Stock, par value $0.01 ("Common Stock"), of which _______ shares are held by the Company and Homeland Stores, Inc. ("Stores"), the wholly-owned subsidiary of the Company, in the Class 5 Disputed Claim Reserve ("Disputed Claim Reserve") pursuant to the First Amended Joint Plan of Reorganization of Homeland Stores, Inc. and Homeland Holding Corporation, as amended ("Plan of Reorganization").

      A complete list of the holders of Common Stock entitled to notice of, and to vote at, the Annual Meeting will be available for inspection during normal business hours at the principal executive offices of the Company for ten days prior to the Annual Meeting and will be available at the Annual Meeting.

      Holders of record are entitled to one vote for each share held of record on each matter properly before the Annual Meeting and the presence of the holders of a majority of the shares of Common Stock, in person or by proxy, will be necessary for a quorum.

      The affirmative vote of a majority of the shares of Common Stock represented in person or by proxy at the Annual Meeting will be required for the election of directors and for the approval of the other matters to be submitted to the stockholders at the Annual Meeting. The Company and Stores will vote the shares of Common Stock in the Disputed Claim Reserve in the same proportion as the other shares of Common Stock are voted at the Annual Meeting. Abstentions and broker non-votes will not be included for purpose of voting.

      This enclosed Proxy is being solicited by the Board of Directors. Proxies may be solicited by personal interview, telephone or mail. Banks, brokerage houses and other custodians, nominees or fiduciaries will be requested to forward soliciting materials to their principals and to obtain authorization for the execution of Proxies and, upon request, will be reimbursed for their reasonable out-ofpocket expenses incurred in that process. The Company will bear the cost of the solicitation of Proxies, which is expected to be nominal.

      Any holder of Common Stock returning his, her or its Proxy may revoke the Proxy at any time prior to its exercise: (a) by giving written notice of revocation to the Company; (b) by voting in person at the Annual Meeting; or
(c) by executing and delivering to the Company a later dated proxy. Written revocations and later dated proxies should be sent to the Company at its principal executive offices:

                       Homeland Holding Corporation
                         Oil Center, Suite 1100E
                        2601 Northwest Expressway
                      Oklahoma City, Oklahoma 73112
                            Attn: Secretary

SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS AND MANAGEMENT

      On May 13, 1996, the Company and Stores filed voluntary petitions under Chapter 11 of the United States Bankruptcy Code ("Bankruptcy Code") with the United States Bankruptcy Court for the District of Delaware ("Bankruptcy Court"). The Plan of Reorganization was confirmed by the Bankruptcy Court on July 19, 1996, became effective on August 2, 1996, and effected a change in control of the Company and Stores.

      Under the Plan of Reorganization, each holder of a general unsecured claim against the Company or Stores is entitled to receive his, her or its ratable share of 4,450,000 shares of Common Stock, based on the amount of such holder's claim relative to all of the general unsecured claims. As of May 20, 1999, 3,508,865 of these shares have been distributed to the holders of general unsecured claims and 941,135 of these shares are held by the Company and Stores in the Disputed Claim Reserve pursuant to the Plan of Reorganization.

      Set forth below is certain information as of May 20, 1999, regarding the beneficial ownership of the Common Stock: (a) by each person known by the Company to have beneficial ownership of more than 5% of the Common Stock of the Company; (b) by each director and each Named Executive Officer (as defined below), individually; and (c) by all directors and officers as a group:


                                                    Shares
                                                 Beneficially      Percent of
   Name of Beneficial Owner                         Owned**           Class
   Soros Fund Management, LLC (1)                  666,700           12.61%
   888 Seventh Avenue, 33rd Floor
   New York, NY  10106

   Jeffrey D. Tannebaum (2)                        562,195           10.63%
   Fir Tree Partners
   1211 Avenue of the Americas
   New York, NY  10036

   John A. Shields (3) (4)                          71,461            1.35%
   David B. Clark (5) (6)                           28,700              *
   Steve M. Mason (7) (8)                           15,265              *
   Prentess E. Alletag, Jr. (9) (10)                15,193              *
   Robert E. (Gene) Burris (3)                      17,500              *
   Edward B. Krekeler, Jr. (3) (13)                 17,770              *
   Laurie M. Shahon (3) (11)                        22,500              *
   William B. Snow (3)                              17,500              *
   David N. Weinstein (3) (12)                      18,500              *

   Officers and directors as a group (12 persons)  254,989            4.82%
   _____________________________
   *  Less than 1%
   ** Shares beneficially owned reflect common stock owned and exercisable options including options that will become exercisable within sixty days of the date hereof.

   (1) Based on the Schedule 13G filed by Soros Fund Management LLC, these shares are held for the accounts of Quantum Partners (as defined below) and Quasar Partners (as defined below). Soros Fund Management LLC, a Delaware limited liability company, serves as principal investment manager to Quantum Partners LDC, a Cayman Island exempted duration company ("Quantum Partners"), and Quasar International Partners, C.V., a Netherlands Antilles limited partnership ("Quasar Partners"), and as such, has been granted investment discretion over the shares of Holding.

   (2)     Based on the Schedule 13F filed by Mr. Jeffrey Tannebaum and Fir
           Tree Partners, these shares are for the accounts of Fir Tree Value Fund, L.P., Fir Tree Institutional Value Fund, L.P. and Fir Tree Value Partners LDC. Mr. Tannebaum is the sole shareholder, officer, director and principal of Fir Tree Partners and he serves as general partner of the Fir Tree Value Fund L.P. and the Fir Tree Institutional Value Fund L.P. and as an investment advisor to the Fir Tree Value Partners LDC.

   (3) Stock options for 15,000 shares, all of which are exercisable, were granted to each director under the Directors Plan in 1997. The options are exercisable ratably over three years commencing July 15, 1997, and will expire on July 14, 2007. In July 1998, additional stock options for 5,000 shares, of which 2,500 shares are exercisable, were granted to each director under the Directors Plan. The options are exercisable ratably over two years commencing July 10, 1999, and will expire on July 10, 2008.

   (4)     Mr. Shields is the beneficial owner of 53,961 shares of Common Stock.

   (5) Mr. Clark was awarded options to purchase 100,000 shares, of which 20,000 are exercisable under the Stock Option Plan as provided for under his employment agreement with the Company. The options become exercisable ratably over five years commencing February 17, 1999, and will expire on February 17, 2008. Mr. Clark was granted additional stock options for 30,000 shares on June 1, 1998. This option agreement terminated on December 8, 1998, and was replaced by the Amended & Restated Stock Option Agreement dated December 8, 1998, granting Mr. Clark options to purchase 30,000 shares, of which 6,000 shares are exercisable, of Common Stock of Holding at an exercise price of $3.625 per share. The options become exercisable ratably over five years commencing June 1, 1999, and will expire on June 1, 2008.

    (6)    Mr. Clark is the beneficial owner of 2,700 shares of Common Stock.

    (7) Mr. Mason was awarded options in May 1997 to purchase 12,000 shares under the Stock Option Plan. The options are exercisable as of January 1, 1998, and will expire on May 13, 2007. Mr. Mason was awarded options in July 1998 to purchase 13,000 shares, of which 2,600 shares are exercisable, under the Stock Option Plan. The options are exercisable ratably over five years commencing May 13, 1999, and will expire on July 9, 2008.

    (8) Mr. Mason is the beneficial owner of 324 shares of Common Stock and 341 New Warrants.

    (9) Mr. Alletag was awarded options in May 1997 to purchase 12,000 shares under the Stock Option Plan. The options are exercisable as of January 1, 1998, and will expire on May 13, 2007. Mr. Alletag was awarded options in July 1998 to purchase 9,000 shares, of which 1,800 shares are exercisable, under the Stock Option Plan. The options are exercisable ratably over five years commencing May 13, 1999, and will expire on July 9, 2008.

    (10) Mr. Alletag is the beneficial owner of 986 shares of Common Stock and 407 New Warrants.

    (11)   Ms. Shahon is the beneficial owner of 5,000 shares of Common Stock.

    (12)   Mr. Weinstein is the beneficial owner of 1,000 shares of Common
           Stock.

    (13)   Mr. Krekeler is the beneficial owner of 270 shares of Common Stock.

                             PROPOSAL ONE

                        ELECTION OF DIRECTORS

      The Board of Directors consists of seven directors. Under the Bylaws, each director serves for a term of one year commencing at the annual meeting of stockholders at which he or she is elected and ending at the annual meeting of stockholders at which his or her successor is elected.

      The following is certain information about the current directors, each of whom has been nominated for re-election as a director at the Annual Meeting:


                                                                 Director
             Name                   Age       Position            Since

      Robert E. (Gene) Burris       51        Director            1996

      David B. Clark                46        Director            1998

      Edward B. Krekeler, Jr.       54        Director            1996

      Laurie M. Shahon              47        Director            1996

      John A. Shields               55        Director            1993

      William B. Snow               67        Director            1996

      David N. Weinstein            39        Director            1996


      Robert E. (Gene) Burris became a director of the Company on August 2, 1996. Since 1988, Mr. Burris has been President of the UFCW Local No. 1000, which represents approximately 65% of the Company's unionized employees. Pursuant to the Modified Union Agreements, the UFCW has the right to designate one member of the Boards of Directors of Holding and Homeland. Mr. Burris is the designee of the UFCW. Since February 1995, Mr. Burris has been the Chief Executive Officer and owner of G&E Railroad, a retail store.


      David B. Clark became President, Chief Executive Officer and a director of the Company in February 1998. From 1996 to February 1998, Mr. Clark was Executive Vice President, Merchandising and Distribution, for Bruno's, Inc., a $2.8 billion sales company with over 200 stores, having joined in 1995 as Senior Vice President, Operations and Distribution. Bruno's Inc. filed Chapter 11 bankruptcy on February 2, 1998. From 1992 through 1995, Mr. Clark was Vice President, Operations and subsequently Executive Vice President, Merchandising and Operations for the Cub Foods Division of Super Valu, Inc., responsible for stores producing sales volume of $1.7 billion. Mr. Clark is a director of Associated Wholesale Grocers, Inc.


      Edward B. Krekeler, Jr. became a director of the Company on August 2, 1996. Mr. Krekeler has been a senior product manager of First National Bank North Dakota since September 1997. From 1994 to August 1997, he was the President of Krekeler Enterprises, Ltd., a corporate financial consulting firm. From 1984 to 1994, he served in various positions as an officer of Reliastar Investment Research, Inc. (formerly known as Washington Square Capital, Inc.), including Vice-President, Special Investments, VicePresident, Administration, Private Placements, VicePresident, Portfolio Manager, Private Placements, and Chief Investment Analyst. From 1970 to 1984, Mr. Krekeler was Director, Fixed Income Investments, of The Ohio National Life Insurance Company, Inc. He was Chairman of the Board of Directors of Convenient Food Marts, Inc. from 1990 to 1994.


      Laurie M. Shahon became a director of the Company on August 2, 1996. Ms. Shahon has been President of Wilton Capital Group, a private direct investment firm since January 1994. Ms. Shahon previously served as Vice Chairman and Chief Operating Officer of Color Tile, Inc. in 1989. From 1988 to 1993, she served as Managing Director of `21' International Holdings, Inc., a private holding company. From 1980 to 1988, she was Vice President of Salomon Brothers Inc, where she was founder and head of the retailing and consumer products group.
Ms. Shahon is a director of One Price Clothing Stores, Inc. and Ames Department Stores, Inc.

      John A. Shields became a director of the Company in May 1993, Acting Chairman of the Board in September 1997 and Chairman of the Board on July 9, 1998. From 1994 to 1997, Mr. Shields was the Chairman and Chief Executive Officer of Delray Farms Fresh Markets. From 1983 to 1993, he was President and Chief Executive Officer of First National Super Markets, Inc., a retail grocery store chain. He is currently Chairman of the Board of Wild Oats Markets, Inc., a publicly reporting health food supermarket, and Director of D.I.Y. Home Warehouse, Inc. and Shore Bank Corp., a publicly reporting bank.

      William B. Snow became a director of the Company on August 2, 1996. Mr. Snow previously served as Vice Chairman of Movie Gallery, Inc., the second largest video specialty retailer in the United States from 1994 to 1997. From 1985 to 1994, he was Executive Vice President and a director of Consolidated Stores Corporation. From 1980 to 1985, Mr. Snow was Chairman, President and Chief Executive Officer of Amerimark, Inc., a diversified supermarket retailer and institutional food service distributor. From 1974 to 1980, he was President of Continental Foodservice, Inc. From 1966 to 1974, Mr. Snow was Senior Vice
President of Hartmarx, Inc.   Mr. Snow is a director of Movie Gallery, Inc. and
Action Industries, Inc.

      David N. Weinstein became a director of the Company on August 2, 1996. He is a Managing Director of the High Yield Capital Markets group at BancBoston Securities, Inc. From 1993 to March 1996, he served as a Managing Director in the High Yield Capital Markets Group at Chase Securities, Inc. Mr. Weinstein is also a director of Ithaca Industries, Inc.

      No family relationships exist among the directors and the officers of the Company.

      The election of each nominated director requires a majority of the votes cast at the Annual Meeting. If a stockholder wishes to withhold authority to vote for any nominee, such stockholder can do so by following the directions set forth on the enclosed Proxy or, if such stockholder wishes to vote in person, on the ballot to be distributed at the Annual Meeting. The persons named in the enclosed Proxy will vote the shares of Common Stock covered by such Proxy for the election of the nominees set forth above, unless instructed to the contrary.

      Directors who are not employees of the Company are paid annual retainers of $20,000 and $1,000 for each meeting of the Board or any Committee meeting attended in person, but not to exceed $1,000 if more than one meeting is held on the same day, and $500 for each meeting of the Board or any Committee meeting attended by telephonic conference call. Prior to July 10, 1998, Directors were paid annual retainers of $15,000 and meeting fees of $1,000 for each meeting of the Board or any Committee attended in person and $250 for each meeting attended by telephone. In 1998, Mr. Shields and Ms. Shahon received a payment of $25,000 each for special services rendered with respect to strategic planning matters. Beginning with the July 1998, Board of Directors meeting, Mr. Shields will be compensated for his services as Chairman in the amount of $100,000 per annum, retroactive to October, 1997, in lieu of his Board stipend. Mr. Shields' compensation as Chairman will be reduced 25% in January 1999 and by 25% in June 1999.

      During 1998, the Board of Directors had nine meetings. Each director has attended at least 75% of the meetings of the Board of Directors.

      The Company has four standing committees: an Audit Committee (consisting of Messrs. Krekeler (Chairman) and Burris and Ms. Shahon) which is responsible for recommending the independent auditor to the Company and reviewing the audit conducted by the independent auditor; a Compensation and Benefits Committee ("Compensation Committee") (consisting of Ms. Shahon (Chairman) and Messrs. Shields and Snow) which is responsible for reviewing executive compensation and benefits and making recommendations with respect thereto, an Executive Committee (consisting of Messrs. Shields (Chairman), Clark and Krekeler) which is responsible for the strategic direction and guidance for the growth and development of the Company and a Capital Expenditures Committee (consisting of Messrs. Weinstein (Chairman), Clark and Shields) which is responsible for approving any capital expenditures by the Company in excess of $1 million. During 1998, the Audit Committee, the Compensation and Benefits Committee, the Executive Committee and the Capital Expenditures Committee have each had meetings.

      THE BOARD OF DIRECTORS RECOMMENDS THAT THE STOCKHOLDERS VOTE FOR THE RE-ELECTION OF THE DIRECTORS.


                             PROPOSAL TWO

                       RATIFICATION OF AUDITORS

      The Board of Directors has selected PricewaterhouseCoopers as the independent auditors to examine and to report on the financial statements of the Company for fiscal year 1999. At the Annual Meeting, the stockholders will consider a proposal to ratify the selection of PricewaterhouseCoopers.

      Representatives of PricewaterhouseCoopers are expected to be present at the Annual Meeting, with the opportunity to make a statement if they desire to do so, and will be available to respond to appropriate questions.

      THE BOARD OF DIRECTORS RECOMMENDS THAT THE STOCKHOLDERS VOTE FOR THE RATIFICATION OF THE SELECTION OF PRICEWATERHOUSE-COOPERS.

                          EXECUTIVE OFFICERS

      The officers of the Company shall be elected by the Board of Directors at their annual meeting or at any regular or special meeting of the Board of Directors and are elected to hold office until the next succeeding annual meeting.

BIOGRAPHICAL INFORMATION

      Set forth below is certain information concerning each current executive officer of the Company or Stores:


                                                          Years with the
                                                         Company and/or
                    Age       Position                      Safeway

John A. Shields     55       Chairman of the Board,             --
                              Director
David B. Clark      46       President, Chief Executive          1
                              Officer and  Director

Wayne S. Peterson   41       Senior Vice President              --
                              Finance, Chief Financial
                              Officer and Secretary

John C. Rocker*     44       Vice President - Operations        --

Steven M. Mason*    44       Vice President - Marketing         28

Deborah A. Brown    38       Vice President, Corporate           3
                              Controller, Treasurer and
                              Assistant Secretary

Prentess E. Alletag,
Jr.*                51       Vice President - Human             30
                              Resources

*   Messrs. Mason, Rocker and Alletag only serve as officers for Stores.

      John A. Shields became a director of the Company in May 1993, Acting Chairman of the Board in September 1997 and Chairman of the Board on July 9, 1998. From 1994 to 1997, Mr. Shields was the Chairman and Chief Executive Officer of Delray Farms Fresh Markets. From 1983 to 1993, he was President and Chief Executive Officer of First National Super Markets, Inc., a retail grocery store chain. He is currently Chairman of the Board of Wild Oats Markets, Inc., a publicly reporting health food supermarket, and Director of D.I.Y. Home Warehouse, Inc. and Shore Bank Corp., a publicly reporting bank.

      David B. Clark became President, Chief Executive Officer and a director of the Company in February 1998. From 1996 to February 1998, Mr. Clark was Executive Vice President, Merchandising and Distribution, for Bruno's, Inc., a $2.8 billion sales company with over 200 stores, having joined in 1995 as Senior Vice President, Operations and Distribution. Bruno's Inc. filed Chapter 11 bankruptcy on February 2, 1998. From 1992 through 1995, Mr. Clark was Vice President, Operations and subsequently Executive Vice President, Merchandising and Operations for the Cub Foods Division of Super Valu, Inc., responsible for stores producing sales volume of $1.7 billion. Mr. Clark is a director of Associated Wholesale Grocers, Inc.

      Wayne S. Peterson joined the Company in October 1998 as Senior Vice President - Finance, Chief Financial Officer and Secretary. From October 1990 to October 1998, Mr. Peterson served as director and Senior Vice President, Chief Financial Officer and Secretary of Buttrey Food and Drug Stores Company.

      John C. Rocker joined the Company in September 1998 as Vice President - Operations. From October 1980 to September 1998, Mr. Rocker was with the Kroger Company, most recently as Director of Human Resources, Labor Relations and Safety.

      Steven M. Mason joined Safeway in 1970 and the Oklahoma Division in 1986. At the time of the acquisition of the Oklahoma division of Safeway by Homeland, he was serving as Special Projects Coordinator for the Oklahoma Division. In November 1987, he joined Homeland and in October 1988, he was appointed to the position of Vice President - Retail Operations. In October 1993, Mr. Mason was appointed to the position of Vice President - Marketing.

      Deborah A. Brown joined the Company in November 1995 and became Vice President, Corporate Controller, Treasurer and Assistant Secretary as of June 1998. From October 1985 to January 1995, Ms. Brown served as Consolidation Manager of Scrivner Inc., the nation's third largest grocery wholesaler, prior to its acquisition by Fleming Co. Inc.

      Prentess E. Alletag, Jr. joined the Oklahoma Division in October 1969, where, at the time of the acquisition of the Oklahoma division of Safeway by Homeland, he was serving as Human Resources and Public Affairs Manager. In November 1987, Mr. Alletag joined Homeland as Vice President - Human Resources.

COMPENSATION

     Summary of Cash and Certain Other Compensation

     The following table provides certain summary information concerning compensation paid or accrued by the Company to, or on behalf of, the Company's Chief Executive Officer and each of the three other most highly compensated executive officers of the Company during the fiscal year ended January 2, 1999 (hereinafter referred to as the "Named Executive Officers") for the fiscal years ended January 2, 1999, January 3, 1998, and December 28, 1996:

                     SUMMARY COMPENSATION TABLE

                        Annual Compensation

                                                   Long-Term
  Name and                                        Compensation       All Other
Principal Position       Year    Salary   Bonus   Option Awards    Compensation

John A. Shields (1) (2)  1998  $100,000      -        5,000           $ 34,250
Chairman                 1997    28,846      -       15,000             25,000
                         1996         -      -            -              9,710

David B. Clark (3) (4)
 (5)                     1998  $216,346  $153,374   130,000           $ 52,591
President, Chief
Executive Officer and
Director

Steven M. Mason (6) (9)
(10)                     1998  $130,500  $ 57,942    13,000           $  7,106
Vice President/Marketing 1997   135,519    24,469    12,000              2,865
                         1996   130,500   130,500         -              2,620

Prentess E. Alletag, Jr.
(7) (9) (10)             1998  $ 73,558  $ 32,689     9,000           $  4,165
Vice President/Human     1997    72,663    13,147    12,000              4,234
Resources                1996    66,150    36,383         -              4,086

Larry W. Kordisch (8)    1998  $ 61,539  $      -         -           $165,960
Former Executive Vice
Pres.                    1997   166,154   150,000         -              2,387
Finance, Chief Financial 1996   150,000   150,000    62,500              1,539
Officer and Secretary
_____________

(1) Mr. Shields was Acting Chairman until July 1998 at which time he was appointed Chairman. In 1998, he was compensated $100,000 per annum as Chairman, $25,000 for special services and $9,250 for meeting fees and retainer. In 1999, his Board stipend was reduced 25% in January and by 25% in June.

(2) Mr. Shields was awarded stock options pursuant to the 1997 Non-Employee Directors Stock Option Plan in May 1998 amounting to 5,000 shares. The options are exercisable ratably over two years commencing July 10, 1999, and will expire July 10, 2008. Additionally, Mr. Shields was awarded 15,000 options in July 1997. The options are exercisable ratably over three years commencing on the grant date and will expire July 15, 2007.

(3)   Mr. Clark joined the Company in February 1998.

(4) Other compensation during 1998 for Mr. Clark includes principal and interest forgiveness under that certain promissory note dated February 17, 1998 of $35,255; reimbursement of a portion of relocation expenses of $12,933; auto allowance of $2,600; reimbursement for private life insurance premium of $1,377; and, Company provided life insurance premium of $426.

(5) Mr. Clark was awarded stock options pursuant to the 1996 Stock Option Plan in February 1998 amounting to 100,000 shares. The options are exercisable ratably over five years commencing February 17, 1999, and will expire on February 17, 2008. Additionally, Mr. Clark was granted additional stock options for 30,000 shares on June 1, 1998. This option agreement terminated on December 8, 1998, and was replaced by the Amended & Restated Stock Option Agreement dated December 8, 1998, granting Mr. Clark options to purchase 30,000 shares, of which 6,000 shares are exercisable, of Common Stock of Holding at an exercise price of $3.625 per share. The options become exercisable ratably over five years commencing June 1, 1999, and will expire on June 1, 2008.

(6) Other compensation during 1998 for Mr. Mason includes personal use of a Company automobile of $4,226; reimbursement for private life insurance premium of $2,705; and, Company-provided life insurance premium of $175.

(7) Other compensation during 1998 for Mr. Alletag includes reimbursement for private life insurance premium of $4,027 and Company-provided life insurance premium of $138.

(8) Mr. Kordisch resigned from the Company on May 15, 1998, and continued as a consultant through December 31, 1998. Other compensation during 1998 for Mr. Kordisch includes a lump sum payment of $63,333 and consulting fees of $98,462 pursuant to that certain agreement dated April 28, 1998, reimbursement for private life insurance premium of $4,027 and Company-provided life insurance premium of $138.

(9) Mr. Mason and Mr. Alletag were awarded stock options pursuant to the Stock Option Plan in May 1997 amounting to 12,000 shares each. The options are exercisable as of January 1, 1998, and will expire on May 13, 2007.

(10) Mr. Mason and Mr. Alletag were awarded stock options pursuant to the Stock Option Plan in July 1998 amounting to 13,000 and 9,000 shares, respectively. The options are exercisable ratably over five years commencing July 9, 1999, and will expire on July 9, 2008.

The following table sets forth certain information with respect to grants of options to the Named Executive Officers during 1998:


                    Option Grants in Last Fiscal Year

                                                                                Potential Realized Value at
                                                                                 Assumed Rates of Stock
                                                                                  Appreciation for
Individual Grants                                                                   Option Terms

                               Number of
                               Securities    % of Total
                               Underlying   Options Granted
                                Options     to Employees    Exercise Expiration
Name                            Granted     in Fiscal Year    Price    Date                 5%           10%
John A. Shields                  5,000           1.7%        $7.500  July 10, 2008       $ 23,584     $ 59,766

David B. Clark                 100,000          34.6%        $5.500  February 17, 2008    345,892      876,558

David B. Clark                  30,000          10.4%        $3.625  June 1, 2008          68,392      173,319

Steven M. Mason                 13,000           4.5%        $7.625  May 13, 2008          62,339      157,979

Prentess E. Alletag, Jr.         9,000           3.1%        $7.625  May 13, 2008          43,158      109,371



EMPLOYMENT CONTRACTS WITH NAMED EXECUTIVE OFFICERS

      On February 17, 1998, the Company entered into an employment agreement with David B. Clark, the Company's President and Chief Executive Officer, for an indefinite period. The agreement provides a base annual salary of $250,000 subject to increase from time to time at the discretion of the Board of Directors. Mr. Clark is also entitled to participate in the Company's incentive plan with a target annual bonus of 75% of his base annual salary. The agreement also provides for (a) relocation expenses of up to $45,000 as it relates to the sale and relocation of his residence, such amounts to be grossed up for any applicable income taxes; (b) a company car; (c) a temporary residence in Oklahoma City up to six months; (d) reimbursement of travel expenses up to two round trips per month; and (e) a loan of $125,000. Under the agreement, Mr. Clark is entitled to participate in the Company's employee benefit plans and programs generally available to employees and senior executives, if any. At the commencement of Mr. Clark's employment, he was granted options to purchase 100,000 shares of Common Stock of Holding at an exercise price of $5.50 per share and, on June 1, 1998, Mr. Clark was granted additional options to purchase 30,000 shares of Common Stock of Holding at an exercise price of $8.00 which was equal to the fair market value of the Common Stock as of such date. This option agreement terminated on December 8, 1998, and was replaced by an Amended & Restated Stock Option Agreement dated December 8, 1998, granting options to purchase 30,000 shares of Common Stock of Holding at an exercise price of $3.625 per share. If the Company terminates Mr. Clark's employment for any reason other than cause or disability or his employment is terminated by Mr. Clark after February 16, 1999, following a change of control or certain trigger events (each as defined), Mr. Clark will receive (a) his annual base salary, (b) a pro rata amount of incentive compensation for the portion of the incentive year that precedes the date of termination, and (c) continuation of welfare benefit arrangements for a period of one year after the date of termination. Mr. Clark's loan of $125,000 from the Company shall be deemed to be cancelled with all accrued interest if he remains in continuous employment until February 16, 2001, or upon his termination of employment on or after February 16, 1999, following a change in control or trigger event.

      On July 6, 1998, the Company entered into an employment agreement with Wayne S. Peterson, the Company's Senior Vice President, Chief Financial Officer and Secretary. The agreement provides for a base salary of $150,000, subject to increase from time to time at the discretion of the Board of Directors. Mr. Peterson is also entitled to participate in the Company's incentive plan with a target annual bonus of 50% of his base annual salary. The agreement also provides for (a) relocation expenses of up to $45,000 related to the relocation to the Oklahoma City area, such amounts to be grossed up for any applicable income taxes; (b) a company car or car allowance; (c) a temporary residence and rental car in Great Falls, Montana for up to three months upon acquisition of the Oklahoma City residence; (d) reimbursement of travel expenses up to two round trips per month; and (e) an executive term life insurance policy in the face amount of $500,000. At the commencement of Mr. Peterson's employment on October 19, 1998, he was granted options to purchase 50,000 shares of Common Stock of Holding at an exercise price of $3.50 which was equal to the fair market value of the Common Stock as of such date. If the Company terminates Mr. Peterson's employment for any reason other than cause or disability, Mr. Peterson will be paid (i) his base salary for one year and (ii) a lump sum payment of an amount equal to the product of (A) Mr. Peterson's target bonus under the Company's incentive bonus plan for the year in which employment terminates and (B) a fraction, the numerator of which is the number of days during such year prior to and including the date of termination of employment and the denominator of which is 365.

      On September 14, 1998, the Company entered into an employment agreement with John C. Rocker, the Company's Vice President of Operations. The agreement provides for a base salary of $125,000, subject to increase from time to time at the discretion of the Board of Directors. Mr. Rocker is also entitled to participate in the Company's incentive plan with a target annual bonus of 50% of his base annual salary. Any bonus payable for the 1998 fiscal year will be prorated for the partial 1998 year. The agreement also provides for (a) signing bonus of $25,333; (b) relocation expenses of up to $40,000 as it relates to the direct moving expenses related to his relocation to the Oklahoma City area, such amounts to be grossed up for any applicable income taxes; and (c) a company car or a car allowance. At the commencement of Mr. Rocker's employment, he was granted options to purchase 25,000 shares of Common Stock of Holding at an exercise price of $4.75 per share which was equal to the fair market value of the Common Stock as of such date. If the Company terminates Mr. Rocker's employment for any reason prior to December 31, 1999, for any reason other than cause or disability, Mr. Rocker will be paid (i) his base salary for one year and (ii) a lump sum payment of an amount equal to the product of (A) Mr. Rocker's target bonus under the Company's incentive bonus plan for the year in which employment terminates and (B) a fraction, the numerator of which is the number of days during such year prior to and including the date of termination of employment and the denominator of which is 365.

      On December 8, 1998, the Company entered into a letter agreement regarding severance arrangements with Deborah A. Brown, the Company's Vice President - Accounting, Corporate Controller, Treasurer and Assistant Secretary. The agreement provides that in the event her employment is terminated prior to December 31, 1999, for any reason other than cause or disability, the Company will continue to pay her base salary for a period of one year plus a pro rata target amount of the incentive compensation for the portion of the incentive year that precedes the date of termination. The pro rata incentive compensation is payable only in the event that the results of the Company are such that the criteria for paying bonus has been achieved pursuant to the Management
Incentive Plan. Ms. Brown was also granted options on June 22, 1998, to purchase 13,000 shares of Common Stock of Holding at an exercise price of $6.125 per share which was equal to the fair market value of the Common Stock as of such date.

      On December 8, 1998, the Company entered into a letter agreement regarding severance arrangements with Prentess E. Alletag, Jr., the Company's Vice President of Human Resources. The agreement provides that in the event his employment is terminated prior to December 31, 1999, for any reason other than cause or disability, the Company will continue to pay his base salary for a period of one year plus a pro rata target amount of the incentive compensation for the portion of the incentive year that precedes the date of termination.
The pro rata incentive compensation is payable only in the event that the results of the Company are such that the criteria for paying bonus has been achieved pursuant to the Management Incentive Plan. Mr. Alletag was also granted options on May 13, 1998, to purchase 9,000 shares of Common Stock of Holding at an exercise price of $7.625 per share which was equal to the fair market value of the Common Stock as of such date.

      On December 8, 1998, the Company entered into a letter agreement regarding severance arrangements with Steven M. Mason, the Company's Vice President of Marketing. The agreement provides that in the event his employment is terminated prior to December 31, 1999, for any reason other than cause or disability, the Company will continue to pay his base salary for a period of one year plus a pro rata target amount of the incentive compensation for the portion of the incentive year that precedes the date of termination. The pro rata incentive compensation is payable only in the event that the results of the Company are such that the criteria for paying bonus has been achieved pursuant to the Management Incentive Plan. Mr. Mason was also granted options on May 13, 1998, to purchase 13,000 shares of Common Stock of Holding at an exercise price of $7.625 per share which was equal to the fair market value of the Common Stock as of such date.

      On April 28, 1998, the Company entered into a letter agreement with Larry W. Kordisch, the Company's former Executive Vice President - Finance, Chief Financial Officer and Secretary, in connection with his termination of employment with the Company. Pursuant to the terms of the letter agreement, the Company agreed to provide Mr. Kordisch with the following: (a) reimbursement of health insurance benefits under his current plan through December 31, 1998;
(b) a lump sum payment of $63,333; and (c) his company car.

MANAGEMENT INCENTIVE PLAN

      The Company maintains a Management Incentive Plan to provide incentive bonuses for members of its management and key employees. During 1998, bonuses were determined according to a formula based on both corporate, store and individual performance and accomplishments or other achievements and are paid only if minimum performance and/or accomplishment targets are reached. At minimum performance level, the bonus payout ranges from 25% to 50% of salaries for officers (as set forth in the plan), including the Chief Executive Officer. Maximum bonus payouts range from 100% to 200% of salary for officers and up to 150% of salary for the Chief Executive Officer. Performance levels must significantly exceed target levels before the maximum bonuses will be paid. Under limited circumstances, individual bonus amounts can exceed these levels if approved by the Compensation Committee. Incentive bonuses paid to managers and supervisors vary according to their reporting and responsibility levels. The plan is administered by the Compensation Committee, all of whom are ineligible to participate in the plan. Incentive bonuses earned for Named Executive Officers under the plan for performance during fiscal year 1998 are included in the Summary Compensation Table.

RETIREMENT PLAN

      The Company maintains a retirement plan in which all non-union employees, including members of management, participate. Under the plan, employees who retire at or after age 65 and after completing five years of vesting service (defined as calendar years in which employees complete at least 1,000 hours of service) will be entitled to retirement benefits equal to 1.50% of career average annual compensation (including basic, overtime and incentive compensation) plus .50% of career average annual compensation in excess of the social security covered compensation, such sum multiplied by years of benefit service (not to exceed 35 years). Retirement benefits will also be payable upon early retirement beginning at age 55, at rates actuarially reduced from those payable at normal retirement. Benefits are paid in annuity form over the life of the employee or the joint lives of the employee and his or her spouse or other beneficiary.

      Under the retirement plan, estimated annual benefits payable to the Named Executive Officers of the Company upon retirement at age 65, assuming no changes in covered compensation or the social security wage base, would be as follows: David B. Clark, $53,002; Steven M. Mason, $88,392; and Prentess E. Alletag, Jr., $38,793.

MANAGEMENT STOCK OPTION PLAN

      In December 1996, pursuant to the Plan of Reorganization, the Board of Directors adopted the Homeland Holding Corporation 1996 Stock Option Plan ("Stock Option Plan"). The Stock Option Plan, which is administered by the Compensation Committee, provides for the granting of options to purchase up to an aggregate of up to 432,222 shares of Common Stock. Options granted under the Stock Option Plan are "non-qualified options." The option price of each option must not be less than the fair market value as determined by the Compensation Committee. Unless the Compensation Committee otherwise determines, options become exercisable ratably over a five-year period or immediately in the event of a "change of control" as defined in the Stock Option Plan. Each option must be evidenced by a written agreement and must expire and terminate on the earliest of (a) ten years from the date the option is granted; (b) termination for cause; and (c) three months after termination for other than cause.

COMPENSATION COMMITTEE REPORT

      The Compensation Committee is composed entirely of non employee directors. The Compensation Committee reviews and approves all compensation arrangements for executive officers and, in that regard, has developed compensation policies for the executives which seek to enhance the profitability of the Company and to assure the ability of the Company to attract and retain executive employees with competitive compensation. Actions by the Compensation Committee are reported to the Board of Directors and, in appropriate cases, ratified by the Board of Directors prior to implementation.

      The compensation program of the Company seeks specifically to motivate the executives of the Company to achieve objectives which benefit the Company within their respective areas of responsibility, with particular emphasis on continued growth in revenues, expense control, operating efficiency, and the ultimate realization of profits for the Company.

      Base salary levels for the Company's executive officers, including the Chief Executive Officer, are set so that the overall cash compensation package for executive officers, including bonus opportunity, compares reasonably to companies with which the Company competes for executive talent. In determining salaries, the Compensation Committee also takes into account a number of factors, which primarily include individual experience and performance, the officer's level of responsibility, the cost of living and historical salary levels. The measures of individual performance considered include, to the extent applicable to an individual executive officer, a number of quantitative and qualitative factors such as the Company's financial performance, the individual's achievement of particular nonfinancial goals within his or her responsibility and other contributions made by the officer to the Company's success.

      In addition to base salary, certain executives, including the Chief Executive Officer, may earn an incentive of up to 150% of such executive's base pay. The compensation policies of the Company are general and subjective both as to salary and as to the other components of the compensation program. The Company's compensation program also includes benefits typically offered to executives of similar businesses to promote management stability, consisting of a retirement plan, stock option plan and employment agreements.

                                 Laurie M. Shahon, Chairman
                                 John A. Shields
                                 William B. Snow


COMPENSATION COMMITTEE INTERLOCKS AND INSIDER PARTICIPATION

      Except for Mr. Shields, none of the persons serving on the Compensation Committee during fiscal year 1998 was an officer or an employee of the Company or Stores or was formerly an officer or an employee of the Company or Stores. There are no interlocks with respect to the Compensation Committee.

CERTAIN RELATIONSHIPS AND RELATED TRANSACTIONS

      Mr. Gene Burris, a director of the Company, is President of UFCW Local No. 1000, which represents approximately 91% of the Company's unionized employees. Pursuant to the Modified Union Agreements, the UFCW has the right to designate one member of the Board of Directors of Company and Stores. Mr. Burris is the designee of the UFCW.

PERFORMANCE GRAPH

      Shown below is a line graph comparing cumulative total shareholder return for the Company, the S & P Retail Stores (Food), and the S & P 500 since April 14, 1997.

Comparison of Cumulative Total Return* -- Homeland Holding Corporation, S&P 500 Retail Food Stores, and S & P 500

                 --Homeland --S&P 500 Retail -- S & P 500


           _________________________________________________________
           Date       Homeland         S&P 500 Retail      S & P 500
           ---------------------------------------------------------
           04/97      $100.00          $100.00             $100.00
           01/98        78.79           133.18              130.48
           01/99        41.67           190.32              165.28
           ---------------------------------------------------------
           *Total return assumes reinvestment of dividends on a quarterly basis.

Note:  Companies comprising the S & P Retail Stores (Food) Index include:
Albertson's, Inc.; American Stores Co.; Great Atlantic & Pacific Tea Co.; Kroger Co.; Fred Meyer Inc.; Safeway Inc.; and Winn-Dixie Stores Inc.

SECTION 16(a) BENEFICIAL OWNERSHIP REPORTING COMPLIANCE

      Section 16(a) of the Securities Exchange Act requires directors, executive officers and persons who are the beneficial owners of more than 10% of any class of any equity security of the Company to file reports with the Securities and Exchange Commission.

      The following directors and executive officers failed to file timely reports under Section 16(a) with respect to the year ended January 2, 1999:

      On May 27, 1998, John A. Shields purchased 1,000 shares of Common Stock at a purchase price of $7.375 and 500 shares of Common Stock at a purchase price of $7.00, and filed his Form 4 on July 10, 1998. David B. Clark was awarded stock options amounting to 100,000 on February 17, 1998, and filed his Form 3 on April 2, 1998. John C. Rocker was awarded stock options amounting to 25,000 on September 14, 1998, and reported such acquisition on September 25, 1998, one day after the Form 3 was required to be filed. Prentess E. Alletag, Jr. was awarded stock options amounting to 9,000 on May 13, 1998, and filed his Form 4 on March 29, 1999. Steven M. Mason was awarded stock options amounting to 13,000 on May 13, 1998, and filed his Form 4 on March 29, 1999.

                      STOCKHOLDERS' PROPOSALS

     The Board of Directors will consider proposals of the stockholders intended to be presented for action at the 1999 Annual Meeting of Stockholders. For a shareholder proposal to be considered by the Board of Directors, it must be received by the Secretary of the Company at the principal executive offices of the Company no later than February, 2000.

                            OTHER MATTERS

      Management of the Company does not know of any other matters to be brought before the meeting. If any other matter properly comes before the Annual Meeting, it is intended that the holders of Proxies will act in respect thereof in accordance with their best judgment.

      A COPY OF ITS REPORT ON FORM 10-K FOR THE 1998 FISCAL YEAR ENDED
JANUARY 2, 1999, IS BEING MAILED IN THIS PROXY STATEMENT TO EACH OF THE STOCKHOLDERS OF RECORD ON MAY 20, 1999, AND EACH BENEFICIAL STOCKHOLDER ON THAT DATE. IF YOU HAVE NOT RECEIVED YOUR COPY, THE COMPANY WILL PROVIDE A COPY WITHOUT CHARGE (A REASONABLE FEE WILL BE CHARGED FOR EXHIBITS), UPON RECEIPT OF A WRITTEN REQUEST THEREFOR MAILED TO THE COMPANY'S PRINCIPAL EXECUTIVE OFFICES, ATTENTION: SECRETARY.



                      PROXY/VOTING INSTRUCTION CARD

                      HOMELAND HOLDING CORPORATION
                        OKLAHOMA CITY, OKLAHOMA


THIS PROXY IS BEING SOLICITED ON BEHALF OF THE BOARD OF DIRECTORS FOR THE ANNUAL MEETING OF STOCKHOLDERS ON JUNE 30, 1999.


       The undersigned hereby appoints David B. Clark and Wayne S. Peterson, and each of them, each with the power to appoint his substitute, attorneys with the powers the undersigned would possess if personally present to vote all of the Common Stock of Homeland Holding Corporation held of record by the undersigned on May 20, 1999, at the Annual Meeting of Stockholders to be held on June 30, 1999, at 8:00 a.m., Oklahoma City, Oklahoma time, at the Hilton Inn Northwest, 2945 N.W. Expressway, Oklahoma City, Oklahoma, or at any adjournments thereof, upon the matters set forth below and described in the notice and the proxy statement for such meeting, copies of which have been received by the undersigned, and, in their discretion, upon all other matters which may come before such meeting. Without limiting the general authorization hereby given, such attorneys are instructed to vote as follows on the matters set forth below:

1.    Election of Directors

      01 Robert E. (Gene) Burris          05 John A. Shields
      02 David B. Clark                   06 William B. Snow
      03 Edward B. Kreleler, Jr.          07 David N. Weinstein
      04 Laurie M. Shahon

      [  ] Vote FOR all nominees          [  ] Vote WITHELD
                                               from all nominees


(Instructions: To withold authority to vote for any indicated nominees, write the number(s) of the nominee(s) in the box provided to the right.)

2. Proposal to ratify the selection of PricewaterhousCoopers LLP as auditor for the fiscal year 1999.

      [  ] For                  [  ] Against              [  ] Abstain

3. In their discretion, upon such other matters as may properly come before the Annual Meeting.

      [  ] Authorized           [  ] Not Authorized

Address Change? Mark Box [  ]
Indicate change below:                        Date_____________________




                                              Signature(s) in Box

                                              Stockholders must sign exactly
                                              as the name appears at left.
                                              When signed as a corporate
                                              officer, executor, administrator,
                                              trustee, guardian, etc., please
                                              give full title as such. Both
                                              joint tenants must sign.